American Assets Trust, Inc. Reports First Quarter 2018 Financial Results

Net loss available to common stockholders of $0.5 million for the first quarter, or $0.01 per diluted share
Funds From Operations per diluted share increased 16% year-over-year for the first quarter
Same-store cash NOI increased 7% year-over-year for the first quarter

SAN DIEGO, California - 5/1/18 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2018.

First Quarter Highlights

•	Net loss available to common stockholders of $0.5 million for the first quarter, or $0.01 per diluted share

•	Funds From Operations increased 16% year-over-year to $0.51 per diluted share for the first quarter

•	Same-store GAAP and cash NOI increased 4% and 7%, respectively, year-over-year for the first quarter

•	Leased approximately 207,000 comparable office square feet at an average GAAP-basis and cash-basis contractual rent increase of 30% and 12%, respectively, during the first quarter

•	Leased approximately 43,000 comparable retail square feet at an average GAAP-basis contractual rent increase of 8% and cash-basis contractual rent decrease of 4% during the first quarter

•	Credit facility amended and restated to increase the revolving line of credit, extend maturity date and decrease credit spreads; and term loan agreement amended to decrease credit spreads

Financial Results
Net loss attributable to common stockholders was $0.5 million, or $0.01 per basic and diluted share for the first quarter of 2018 compared to net income of $7.4 million, or $0.16 per basic and diluted share for the first quarter 2017. The year-over-year decrease is due to an increase in depreciation expense at Waikele Center attributed to the redevelopment of the Kmart space.

During the first quarter of 2018, the company generated funds from operations (“FFO”) for common stockholders of $32.5 million, or $0.51 per diluted share, compared to $28.2 million, or $0.44 per diluted share, for the first quarter of 2017.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net loss is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2018	December 31, 2017	March 31, 2017
Total Portfolio
Retail	96.6%	96.8%	96.9%
Office	94.6%	88.4%	89.3%
Multifamily (2)	92.7%	91.8%	93.4%
Mixed-Use:
Retail	96.9%	96.9%	94.1%
Hotel	94.3%	92.5%	91.5%

Same-Store Portfolio
Retail (1)	97.8%	98.0%	98.2%
Office	94.6%	92.7%	93.6%
Multifamily (2)(3)	92.7%	92.1%	93.4%
Mixed-Use:
Retail	96.9%	96.9%	94.1%
Hotel	94.3%	92.5%	91.5%
(1) Same-store retail leased percentages includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land. Same-store retail leased percentages exclude Gateway Marketplace, which was acquired on July 6, 2017, and Waikele Center, due to significant redevelopment activity.
(2) Excluding the 21 off-line units associated with the Loma Palisades repositioning, total multifamily leased percentage was 92.7% and 94.6% at December 31, 2017 and March 31, 2017, respectively, and same-store multifamily leased percentage was 93.4% and 96.2% at December 31, 2017 and March 31, 2017, respectively.
(3) Same-store multifamily leased percentages excludes the Pacific Ridge Apartments, which was acquired on April 28, 2017.

During the first quarter of 2018, the company signed 45 leases for approximately 292,600 square feet of retail and office space, as well as 367 multifamily apartment leases. Renewals accounted for 84% of the comparable retail leases, 44% of the comparable office leases and 40% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter 2018 and trailing four quarters ended March 31, 2018, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent		Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q1 2018	19	43,000	(4.2)%		$48.67	$50.78	7.7%
	Last 4 Quarters	69	319,000	(3.8)%	(1)	$36.97	$38.45	12.5%	(1)

Office	Q1 2018	16	207,000	11.6%		$64.22	$57.52	29.8%
	Last 4 Quarters	45	384,900	15.8%		$60.24	$52.02	30.6%
(1) Retail leasing spreads were significantly impacted by the Lowe's renewal at Waikele Center of approximately 155,000 square feet during the second quarter of 2017. Excluding the Lowe's renewal at Waikele Center, we leased approximately 164,000 comparable retail square feet at an average GAAP-basis and cash-basis contractual rent increase of 17.5% and 5.2%, respectively, during the twelve month period ended March 31, 2018.

Multifamily
The average monthly base rent per leased unit for same-store properties for the first quarter of 2018 was $1,746 compared to an average monthly base rent per leased unit of $1,703 for the first quarter of 2017, an increase of approximately 3%.

Same-Store Net Operating Income
For the first quarter of 2018, same-store GAAP and cash basis NOI increased 4.4%, and 7.0%, respectively, compared to the first quarter of 2017. The same-store NOI by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2018	2017	Change
GAAP Basis:
Retail	$14,995	$14,577	2.9%
Office	18,902	18,395	2.8
Multifamily	4,837	4,680	3.4
Mixed-Use	6,236	5,428	14.9
	$44,970	$43,080	4.4%
Cash Basis:
Retail	$14,612	$13,884	5.2%
Office	19,084	17,685	7.9
Multifamily	4,827	4,732	2.0
Mixed-Use	6,075	5,373	13.1
	$44,598	$41,674	7.0%

(1)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land.  Same-store portfolio excludes (i) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (ii) Gateway Marketplace, which was acquired on July 6, 2017; (iii) Waikele Center due to significant redevelopment activity and (iv) land held for development.

Credit Facility and Term Loan Agreement
On January 9, 2018, our credit agreement was amended and restated to, among other things, (1) increase the revolving line of credit from $250 million to $350 million, (2) extend the maturity date of the restated $350 million revolving line of credit to January 9, 2022 (with two six-month extension options), (3) decrease the applicable leverage-based and ratings-based pricing spreads and (4) include an accordion feature to allow us to increase the revolving line of credit from its current $350 million to up to $700 million, subject to certain conditions. The $100 million term loan included within the credit agreement matures on January 9, 2019, with no further extension options. The revolving line of credit and $100 million term loan are both unsecured.

Additionally, on January 9, 2018, our $150 million term loan agreement was amended to, among other things, (1) decrease the applicable leverage-based and ratings-based pricing spreads effective as of March 1, 2018 and (2) include an accordion feature to allow us to increase the term loan from its current $150 million to up to $300 million, subject to certain conditions. The $150 million term loan is unsecured.

Balance Sheet and Liquidity
At March 31, 2018, the company had gross real estate assets of $2.6 billion and liquidity of $370.3 million, comprised of cash and cash equivalents of $55.3 million and $315.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.27 per share for the first quarter of 2018. The dividends were paid on March 29, 2018.

In addition, the company has declared a dividend on its common stock of $0.27 per share for the second quarter of 2018. The dividend will be paid on June 28, 2018 to stockholders of record on June 14, 2018.

Guidance
The company affirms its guidance range for full year 2018 FFO per diluted share of $2.01 to $2.09 per share, a midpoint increase of 7% from 2017 FFO per diluted share of $1.92 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the first quarter of 2018 on Wednesday, May 2, 2018 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 2799824. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, May 2, 2018 through Wednesday, May 9, 2018. To access the replay, dial 1-855-859-2056 and use the pass code 2799824. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2018 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2018	December 31, 2017
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,539,491	$2,536,474
Construction in progress	74,447	68,272
Held for development	9,392	9,392
	2,623,330	2,614,138
Accumulated depreciation	(568,348)	(537,431)
Net real estate	2,054,982	2,076,707
Cash and cash equivalents	55,336	82,610
Restricted cash	9,889	9,344
Accounts receivable, net	8,797	9,869
Deferred rent receivables, net	39,279	38,973
Other assets, net	45,283	42,361
Total assets	$2,213,566	$2,259,864
Liabilities and equity
Liabilities:
Secured notes payable, net	$205,486	$279,550
Unsecured notes payable, net	1,045,178	1,045,470
Unsecured line of credit, net	33,031	—
Accounts payable and accrued expenses	43,507	38,069
Security deposits payable	8,683	6,570
Other liabilities and deferred credits, net	48,348	46,061
Total liabilities	1,384,233	1,415,720
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 47,203,484 and 47,204,588 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	473	473
Additional paid-in capital	919,793	919,066
Accumulated dividends in excess of net income	(110,550)	(97,280)
Accumulated other comprehensive income	13,324	11,451
Total American Assets Trust, Inc. stockholders' equity	823,040	833,710
Noncontrolling interests	6,293	10,434
Total equity	829,333	844,144
Total liabilities and equity	$2,213,566	$2,259,864

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Rental income	$76,201	$70,040
Other property income	4,531	3,752
Total revenue	80,732	73,792
Expenses:
Rental expenses	20,420	19,859
Real estate taxes	8,546	7,536
General and administrative	5,567	5,082
Depreciation and amortization	33,279	17,986
Total operating expenses	67,812	50,463
Operating income	12,920	23,329
Interest expense	(13,820)	(13,331)
Other (expense) income, net	209	310
Net (loss) income	(691)	10,308
Net loss (income) attributable to restricted shares	72	(60)
Net loss (income) attributable to unitholders in the Operating Partnership	166	(2,861)
Net (loss) income attributable to American Assets Trust, Inc. stockholders	$(453)	$7,387

Net (loss) income per share
Basic (loss) income attributable to common stockholders per share	$(0.01)	$0.16
Weighted average shares of common stock outstanding - basic	46,935,820	46,173,788

Diluted (loss) income attributable to common stockholders per share	$(0.01)	$0.16
Weighted average shares of common stock outstanding - diluted	46,935,820	64,062,610

Dividends declared per common share	$0.27	$0.26

Reconciliation of Net Loss to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net loss is as follows (in thousands except shares and per share data, unaudited):

Three Months Ended
March 31, 2018
Funds From Operations (FFO)
Net loss	$(691)
Depreciation and amortization of real estate assets	33,279
FFO, as defined by NAREIT	$32,588
Less: Nonforfeitable dividends on incentive stock awards	(71)
FFO attributable to common stock and units	$32,517
FFO per diluted share/unit	$0.51
Weighted average number of common shares and units, diluted	64,134,497

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Loss is as follows (in thousands, unaudited):

	Three Months Ended (1)
	March 31,
	2018	2017
Same-store cash NOI	$44,598	$41,674
Non-same-store cash NOI	6,906	3,667
Cash NOI	$51,504	$45,341
Non-cash revenue and other operating expenses (2)	262	1,056
General and administrative	(5,567)	(5,082)
Depreciation and amortization	(33,279)	(17,986)
Interest expense	(13,820)	(13,331)
Other income, net	209	310
Net (loss) income	$(691)	$10,308

Number of properties included in same-store analysis	23	21

(1)
Same-store portfolio includes the Forever 21 building at Del Monte Center which we acquired on September 1, 2017 after previously owning the underlying land. Same-store portfolio excludes (i) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (ii) Gateway Marketplace, which was acquired on July 6 2017; (iii) Waikele Center, due to significant redevelopment activity; and (iv) land held for development.

(2)
Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at City Center Bellevue, and straight-line rent expense for our leases of the Annex at The Landmark at One Market and retail space at Waikiki Beach Walk - Retail.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net (loss) income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net (loss) income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net (loss) income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's retail portfolio comprises approximately 3.2 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607